Exhibit 99.1

PRESS RELEASE

Plantronics Updates Estimates for Q-2 Fiscal 2006

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE October 2, 2005

SANTA CRUZ, CA. - October 2, 2005 - Plantronics, Inc., (NYSE: PLT) today announced that second quarter revenues are expected to be up sequentially but lower than had been anticipated when it provided guidance on July 19, 2005. On July 19, the Company’s guidance was for revenues of $160 - $165 million and earnings per share of $0.39 to $0.43 with these estimates specifically excluding any estimated impact from the acquisition of Altec Lansing. We also expect earnings per share to be lower than our earlier guidance.

We are updating our outlook both to lower the range for revenues and earnings exclusive of Altec Lansing and also to provide estimates for the impact of Altec Lansing.

Updated Business Outlook

The following statements are based on current information and expectations. With the acquisition of Altec Lansing now completed, we will report future results in two segments as well as consolidated Company performance. We will be referring to the Plantronics headset and Clarity product groups as the “Audio Communications Group” and to the newly acquired business as the Audio Entertainment Group. To help clarify our updated guidance, we will also use these new terms in this press release.

Our second quarter ended yesterday, and we estimate that:

•	Revenues for the second quarter of fiscal 2006 will be:

o	Approximately $150 million for the Audio Communications Group:
o	Approximately $20 million for the Audio Entertainment Business Group segment, of which the Altec Lansing products currently constitute all of the revenues; and
o	Approximately $170 million in total.

•	Earnings per share for the second quarter of fiscal 2006 will be approximately:

o	$0.32 for the Audio Communications Group;
o
A loss of approximately $0.04 for the Audio Entertainment Group segment, which includes estimated non-cash charges as a result of purchase accounting of approximately $3.8 million or approximately $0.05 per share after tax; and

o	Total Earnings per share to be approximately $0.28.

Reasons for Updated Guidance for Audio Communications Group

Supply of our new Bluetooth headsets was lower than anticipated and is expected to contribute approximately $4 million to the revenue shortfall. We began shipping the Explorer 320 and the Discovery 640 Bluetooth mobile consumer headsets as planned but the commencement of volume shipments of these products slipped. Demand for our corded mobile headsets, particularly in the North American carrier channel, was also lower than plan by approximately $2.5 million.

Revenues from our wireless office headsets lagged our earlier expectations. The ramp of the new Bluetooth-based Voyager 510S wireless office headset system was slower than anticipated. We have seen a pick-up in demand for our wireless office headsets and we currently estimate that revenues in this category for the overall quarter will be up about 7% in comparison to the first quarter. However, this is less than we anticipated earlier resulting in an anticipated revenue shortfall of approximately $3 million.

Demand for our corded professional grade headsets and adaptors was in line with our expectations with revenues up slightly from Q1.

The level of revenue shortfall is estimated to be approximately $10 million in comparison to our lower end guidance of $160 million, and the impact on gross margin appears to be approximately $4.0 million. In addition, we currently expect to provide reserves against certain products and components which we now believe are excess or obsolete, and this is expected to reduce gross profit versus our earlier projections by a further $1.3 million. In total, we currently expect that our gross profit margin will be approximately 46%.

Operating expenses are expected to be slightly lower than planned, but will rise as a percent of revenue. As a result of all of the above factors, we now expect operating margins to be under 14% versus our previous estimate of 16-17%.

Audio Entertainment Group

Following the close of our acquisition of Altec Lansing on August 18, we will include the results of operations for them from that date forward. We currently believe that the revenue contribution from Altec Lansing for the period from close to the end of our second quarter will be approximately $20 million. In accordance with purchase accounting, we expect to record non-cash charges of approximately $4 million on a pre-tax basis or about $0.05 per share on an after-tax basis. In total, including the non-cash charges associated with purchase accounting, we expect the earnings per share impact of the acquisition to be a loss of approximately $0.04 in the quarter. Excluding these non-cash purchase accounting items, we expect the acquisition will be nominally accretive in the second quarter.

Plantronics does not intend to update these estimates except by its next press release announcing its second quarter fiscal year 2006 results which we plan to do on Tuesday, November 1. Any statements by persons outside Plantronics speculating on the final outcome of the second quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our estimates of revenues, gross margin, operating expenses, operating margin and earnings for the second quarter of fiscal 2006. These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•
Completion of the closing process for the quarter including management review, review of our interim period results by our independent registered public accounting firm and our Audit Committee’s review;

•	Changes in estimates and/or new information that could affect the level of required reserves on significant accounts; and

•
A detailed review of the level of income in each jurisdiction in which we operate and the resulting overall tax rate for the company. We are currently estimating a tax rate of 27% for the Audio Communications Group and approximately 41% for the Audio Entertainment Group.

For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on May 31, 2005, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, we’ve become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098